Exhibit 10.1 (Share Exchange Agreement)

Execution Copy

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of June 15, 2009, is by and among Usunco Automotive Limited, a British Virgin Islands company (the “Company”), a wholly owned subsidiary of Equicap, Inc., a Nevada corporation (the “Parent”),  IBC Automotive Products, Inc., a California corporation (“IBC”), a wholly owned subsidiary of Company and Philip Widmann (“Widmann”) and Ruth Kirshner (“Kirshner”) (together the “Buyers”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

The Company currently owns all the outstanding equity of IBC, being only shares of common stock (“IBC Common Stock”).  Widmann and Kirshner have been operating IBC for the past three years while it has been a subsidiary of the Company.   Now, the Company and Parent want to divest IBC and propose to sell the equity of IBC to Widmann and Kirshner.  The reason for the sale is to divest IBC to its current management because IBC is no longer representing the business focus of the Parent and the Company, and IBC has become a smaller portion of the overall business of the Parent.  Each of Widmann and Kirshner is a stockholder of record of the Parent, owing the number of shares of Parent Company Stock set forth opposite such stockholder’s name on Exhibit A, and they are agreeing to contribute the Parent Company Stock to Parent as a capital contribution to facilitate the transaction, and for the consideration of Parent authorizing the Company to engage in this the overall transaction.

The balance of the consideration, being the cash paid by Widmann and Kirshner and cancellation of debt of IBC to the Company, is for the transfer of the IBC Common Stock from the Company to Widmann and Kirshner.

The Board of Directors of each of IBC, the Parent and the Company have determined that it is desirable to effect this share exchange.

By the acquisition of the IBC Common Stock, Widmann and Kirshner will be assuming all the assets, liabilities, contracts, obligations, working capital and benefits of IBC as its sole stockholders.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01.             Exchange by Stockholders.  At the Closing (as defined in Section 1.02), the following will take place (i) the Company will transfer the IBC Common Stock to Widmann and Kirshner, which represents all the equity interests of IBC, (ii) Widmann and Kirshner will transfer to Parent all the Parent Company Stock listed on Exhibit A hereto as a contribution to capital, which represents a portion of the Parent Company Stock that they currently own, (iii) the Company will cancel the debt of IBC to the Company in the amount of $428,261.49, including any accrued interest thereon to the Closing, and (iv) Widmann and Kirshner will enter into a note for the payment of $60,000 (“Promissory Note”), to be paid in six monthly installments of $2,500 commencing the Closing and the balance of $45,000 to be paid in 12 installments of $3,750 commencing the first of the sixth month after the Closing.

SECTION 1.02.             Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP in New York commencing at 9:00 a.m. local time on the later of June 11, 2009 or the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date“).

ARTICLE II

Representations and Warranties of Widmann and Kirshner

Each of Widmann and Kirshner hereby severally (and not jointly) represents and warrants to the Parent with respect to itself, as follows:

SECTION 2.01.             Good Title.  The Party is the record and beneficial owner, and has good title to its respective Parent Company Stock, with the right and authority to sell and deliver such Company Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Parent Company Stock in the share register of the Company for cancellation, the Parent will receive good title to such Parent Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.             No Conflicts.  The execution and delivery of this Agreement and the Promissory Note by the Party and the performance by the Party of its obligations hereunder and thereunder in accordance with the terms hereof and thereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Party or such Parent Company Stock, and (iii) will not violate or breach any contractual obligation to which such Party is a party.

SECTION 2.03.              No Finder’s Fee.  The Party has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

ARTICLE III

Representations and Warranties of the Parent and Company

The Parent and the Company jointly represent and warrant to Widmann and Kirshner, except as set forth in the Company Disclosure Letter (as defined below, and regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), which will be delivered by the Parent and the Company to Widmann and Kirshner together with this Agreement (the “Company Disclosure Letter”). For the abundance of clarity, neither Parent nor the Company is making any representations about the business, operations, prospects, assets, liabilities or any other fact about IBC, unless otherwise specifically stated, because IBC has been under the management and effective control of Widmann and Kishner.

SECTION 3.01.             Organization, Standing and Power.  Each of the Parent and Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent and Company, have a material adverse effect on the ability of the Parent and the Company to perform its obligations under this Agreement or on the ability of the Parent and the Company to consummate the Transactions (together a “Company Material Adverse Effect”).  The Parent and Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.02.              Company Equity Interests of IBC. The IBC Common Stock represents all the capital stock or equity investment of IBC. The Company is the record and beneficial owner of, and has good title to, the IBC Common Stock with the right and authority to sell and deliver such IBC Common Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Widmann and Kirshner as the new owner of such IBC Common Stock in the share register of IBC, Widmann and Kirshner will receive good title to such IBC Common Stock, free and clear of all Liens.

SECTION 3.03.             Authority; Execution and Delivery; Enforceability.  The Parent and the Company have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Parent and the Company of this Agreement and the consummation by the Parent and the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and the Company and no other corporate proceedings on the part of the Parent and the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Parent and the Company in accordance with its terms.

SECTION 3.04.              No Conflicts; Consents.

(a)         Except as set forth in the Company Disclosure Letter, the execution and delivery by the Parent and the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parent or the Company (other than those of IBC) under, any provision of (i) the certificate of incorporation or bylaws of the Parent or the Memorandum and Articles of Association of the Company (together the “Constituent Instruments”), (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Parent or the Company is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree (“Judgment”) or material Law applicable to the Parent or the Company or their respective properties or assets (excluding those of IBC), other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Except as set forth in the Company Disclosure Letter and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.05.              Taxes.

(a)         Each of the Parent and Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes of the Parent and Company shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)         The Company Financial Statements (as defined below) reflect an adequate reserve for all Taxes payable by the Parent and Company in accordance with US GAAP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent or the Company and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)         For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.06.             Litigation.  Except as set forth on the Company Disclosure Letter or in the Company Financial Statements, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Parent or the Company, any subsidiary or any of their respective properties (for the abundance of clarity, excluding IBC) before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Transaction or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.07.             Compliance with Applicable Laws.  The Parent and the Company  are in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in the Company Disclosure Letter, the Parent or the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent or the Company is not in compliance in any material respect with any applicable Law.  This Section 3.07 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.08.             Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or Company.

SECTION 3.09.              Financial Statements.  Prior to the Closing the Parent will deliver to Widmann and Kirshner its audited consolidated financial statements for the fiscal years ended June 30, 2007 and 2008 and unaudited consolidated financial statements for the quarter ended March 31, 2009 (collectively, the “Company Financial Statements”), provided such delivery will be deemed satisfied if the Company Financial Statements are available on the SEC website.  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and in respect of interim periods subject to year end adjustments.  The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Parent on a consolidated basis as of the dates, and for the periods, indicated therein.  The Parent on a consolidated basis, excluding IBC, will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2009, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.10.             Internal Accounting Controls.  The Parent and the Company and its subsidiaries (for the abundance of clarity, excluding IBC) maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Parent and the Company (for the abundance of clarity, excluding IBC) has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to the Parent and the Company, including its subsidiaries (for the abundance of clarity, excluding IBC), is made known to the officers by others within those entities.

SECTION 3.11.             No Additional Agreements.  The Parent and the Company do not have any agreement or understanding with any of their respective stockholders with respect to the transactions contemplated by this Agreement, other than as specified in this Agreement.

SECTION 3.12.             Absence of Certain Changes or Events.  Except as disclosed in the Company Financial Statements, as contemplated by this Agreement or set forth in the Company Disclosure Letter, since March 31, 2009, the Parent and the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the Parent or the Company or any subsidiary (other than IBC), except with respect to the securities litigation against the Parent and changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)         any waiver or compromise by the Parent or the Company or any subsidiary (other than IBC) of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent or the Company or any subsidiary (other than IBC), except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)         any material change to a material contract by which the Parent or the Company or any subsidiary (other than IBC) or any of its respective assets is bound or subject;

(f)         any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent or the Company or any subsidiary (other than IBC), with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s or the Company’s or such subsidiary’s (other than IBC) ownership or use of such property or assets;

(g)         any loans or guarantees made by the Parent or the Company or any subsidiary (other than IBC) to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)         any alteration of the Parent’s method of accounting with respect to the Company Financial Statements or the identity of its auditors;

(i)         any declaration or payment of dividend or distribution of cash or other property to stockholders of the Parent or any purchase, redemption or agreements to purchase or redeem any shares of stock, other than as contemplated herein;

(j)         any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(k)         any arrangement or commitment by the Parent or Company or any subsidiary (other than IBC) to do any of the things described in this Section 3.11.

SECTION 3.13.             No Undisclosed Events, Liabilities, Developments or Circumstances.  Except as disclosed in the Company Financial Statements (excluding IBC), since March 31, 2009 no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent or the Company or any subsidiary (other than IBC), or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

ARTICLE IV

Representations and Warranties of IBC

Widmann and Kirshner, who have been in the control of the operations of IBC as a subsidiary of the Company, jointly and severally represents and warrants to each of the Parent and the Company that, except as set forth in the letter, which will be delivered by Widmann and Kirshner to the Parent and the Company together with this Agreement (the “IBC Disclosure Letter”):

SECTION 4.01.              Organization, Standing and Power.  IBC is duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on IBC, a material adverse effect on the ability of IBC to perform its obligations under this Agreement or on the ability of IBC to consummate the Transactions (a “IBC Material Adverse Effect”).  IBC is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a IBC Material Adverse Effect.

SECTION 4.02.               Equity Interests.  IBC does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.               Authority; Execution and Delivery; Enforceability.  IBC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by IBC of this Agreement and the consummation by IBC of the Transactions have been duly authorized and approved by the Board of Directors of IBC and no other corporate proceedings on the part of IBC are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against IBC in accordance with its terms.

SECTION 4.04.               No Conflicts; Consents.

(a)         Except as set forth in the IBC Disclosure Letter, the execution and delivery by IBC of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of IBC under, any provision of (i) certificate of incorporation or bylaws of IBC, (ii) any material Contract to which IBC is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to IBC or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a IBC Material Adverse Effect.

(b)         Except as set forth in the IBC Disclosure Letter, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to IBC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 4.05.              Undisclosed Liabilities.

(a)         Since the acquisition of IBC by the Company, each IBC document (“IBC Document”) supplied to the Parent or the Company for use by the Parent or the Company for any purpose, including public disclosure under the Federal and state securities laws, complied in all material respects with the requirements of applicable Law, including the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the acquisition of IBC by the Company, the financial statements of IBC provided to the Parent and the Company complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with the U.S. generally accepted accounting principals (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of IBC as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)         Except as set forth in the financial statements of IBC, as of March 31, 2009, provided to the Parent and the Company for use in connection with the Company Financial Statements, IBC has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of IBC or in the notes thereto.  The IBC Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof.

SECTION 4.06.             Absence of Certain Changes or Events.  Except as disclosed in the in the IBC Disclosure Letter, since March 31, 2009, IBC has conducted its business only in the ordinary course, and during such period there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the IBC;

(b)         any damage, destruction or loss, whether or not covered by insurance;

(c)         any waiver or compromise by IBC of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by IBC;

(e)         any material change to a material Contract by which IBC or any of its assets is bound or subject;

(f)         any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)         any resignation or termination of employment of any officer of IBC;

(h)         any mortgage, pledge, transfer of a security interest in, or lien, created by IBC, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair IBC’s ownership or use of such property or assets;

(i)         any loans or guarantees made by IBC to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)         any declaration, setting aside or payment or other distribution in respect of any of IBC’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by IBC;

(k)         any alteration of IBC’s method of accounting;

(l)         any issuance of equity securities to any officer, director or affiliate; or

(m)       any arrangement or commitment by IBC to do any of the things described in this Section 4.06.

SECTION 4.07.             Taxes.

(a)         Except where the Parent or the Company had the clear obligation on behalf of IBC, then IBC has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a IBC Material Adverse Effect.  All Taxes shown to be due on such Tax Returns of IBC, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a IBC Material Adverse Effect.

(b)         The most recent financial statements contained in the IBC Documents reflect an adequate reserve for all Taxes payable by IBC (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against IBC, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a IBC Material Adverse Effect.

(c)         There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of IBC.  IBC is not bound by any agreement with respect to Taxes.

SECTION 4.08.             Litigation.  Except as disclosed in the IBC Disclosure Letter, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Transactions or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a IBC Material Adverse Effect.  There has not been, and to the knowledge of IBC there is not pending, any investigation involving the IBC or any current or former director or officer of the IBC (in his or her capacity as such).

SECTION 4.09.             Compliance with Applicable Laws.  IBC is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a IBC Material Adverse Effect.  Except as set forth in the IBC Disclosure Letter, IBC has not received any written communication during the past two years from a Governmental Entity that alleges that IBC is not in compliance in any material respect with any applicable Law.  This Section 4.09 does not relate to matters with respect to Taxes, which are the subject of Section 4.07.

SECTION 4.10.              Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.11.              Transactions With Affiliates and Employees.  Except as set forth in the IBC Disclosure Letter, none of the officers or directors of the IBC and, to the knowledge of IBC, none of the employees of the IBC is presently a party to any transaction with the IBC (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of IBC, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.12.              Internal Accounting Controls.  IBC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  IBC has established disclosure controls and procedures for IBC that ensure that material information relating to the IBC is made known to the officers by others and is provided to the officers of Parent and Company.

SECTION 4.13.             No Additional Agreements.  The IBC does not have any agreement or understanding with any party with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.14.             No Undisclosed Events, Liabilities, Developments or Circumstances.  Except as set forth in the IBC Disclosure Letter, since March 31, 2009, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to IBC or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by the IBC under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the IBC of its common stock and which has not been publicly announced.

ARTICLE V

Deliveries

SECTION 5.01.              Deliveries of Widmann, Kirshner and IBC.

(a)         Concurrently herewith each of Widmann, Kirshner and IBC is delivering to the Parent and the Company this Agreement and the IBC Disclosure Letter executed by the Stockholder.

(b)         At or prior to the Closing, Widmann, Kirshner and IBC shall deliver:

(i)	to Parent, certificates representing Widmann’s and Kirshner’s respective Parent Company Stock set forth on Exhibit A;

(ii)	to Parent, duly executed stock powers for transfer by the stockholder of its respective Parent Company Stock;

(iii)	to Company, duly executed Promissory Note by Widmann and Kirshner;

(iv)	such other certificates as required hereunder; and

(v)	first principal installment under the Promissory Note.

SECTION 5.02.              Deliveries of the Parent.

(a)         Concurrently herewith, the Parent is delivering:

(i)	to each of Widmann, Kirshner and IBC, a copy of this Agreement and the Company Disclosure Letter executed by Parent;

(b)         At or prior to the Closing, the Parent shall deliver:

(i)	to IBC, a letter of resignation of Peter Wang from all offices he holds with IBC effective upon the Closing; and

(ii)	such other certificates as required hereunder.

SECTION 5.03.              Deliveries of the Company.

(a)         Concurrently herewith, the Company is delivering to Widmann, Kirshner and IBC:

(i)	this Agreement and the Company Disclosure Letter executed by Company.

(b)         At or prior to the Closing, the Company shall deliver:

(i)	To Widmann and Kirshner, certificates representing the IBC Common Stock;

(ii)	to Widmann and Kirshner, duly executed stock powers for transfer by the Company of its IBC Common Stock;

(iii)	to IBC, evidence of discharge of the obligation of IBC to the Company in the amount of $428,261.49 and interest through the date of Closing; and

(iv)	such other certificates as required hereunder.

ARTICLE VI

Conditions to Closing

SECTION 6.01.             Stockholder and Company Conditions Precedent.  The obligations of Widmann, Kirshner and IBC to enter into and complete the Closing is subject, at the option of Widmann, Kirshner and IBC, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)         Representations and Covenants. The representations and warranties of the Parent and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent or the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent or the Company on or prior to the Closing Date.  The Parent shall have delivered to Widmann, Kirshner and IBC, a certificate, dated the Closing Date, to the foregoing effect.

(b)         Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Widman, Kirshner and IBC, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(c)         No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2009 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)         Deliveries.  The deliveries specified in Sections 5.02 and 5.03 shall have been made by the Parent and the Company.

SECTION 6.02.             Parent and Company Conditions Precedent.  The obligations of the Parent and the Company to enter into and complete the Closing is subject, at the option of the Parent and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent and the Company in writing.

(a)         Representations and Covenants. The representations and warranties of Widmann, Kirshner and IBC contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Widmann, Kirshner and IBC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Widmann, Kirshner and IBC on or prior to the Closing Date.  Widmann, Kirshner and IBC shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect.

(b)         Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent and the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of IBC.

(c)         No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2009 which has had or is reasonably likely to cause an IBC Material Adverse Effect.

(d)         Deliveries.  The deliveries specified in Section 5.01 shall have been made by Widmann, Kirshner and IBC, respectively.

(e)         Satisfactory Completion of Due Diligence Investigation.  The Parent and the Company shall have completed its legal, accounting and business due diligence of IBC, which shall include an audit and/or appraisal related to the Transaction and the results thereof shall be satisfactory to the Parent and the Company in their sole and absolute discretions.

ARTICLE VII

Covenants

SECTION 7.01.             Public Announcements.  Widmann, Kirshner, IBC, the Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.02.             Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03.             Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04.             Conduct of Business.  During the period from the date hereof through the Closing Date, each of IBC on the one hand, and the Parent and the Company together on the other hand, shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

SECTION 7.05.              Filing of 8-K and Press Release.  Parent shall file, within four business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite financial statements of the Company.

SECTION 7.06.             Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

ARTICLE VIII

Miscellaneous

SECTION 8.01.             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Equicap, Inc.
P.O. Box 83
Des Plaines, IL 60016-0083
Attn: Peter Wang or David He

If to the Company, to:

Usunco Automotive Limited
10510 Hillsboro Road

Santa Anna  CA  92705

If to Widmann, Kirshner or IBC, to:

10510 Hillsboro Road
Santa Anna, CA 92705

SECTION 8.02.             Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Parent, the Company, IBC, Widmann and Kirshner.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.              Termination.

(a)         Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)	Widmann, Kirshner, IBC, the Company and the Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)
The Parent and the Company, acting together, may terminate this Agreement by giving written notice to Widmann, Kirshner and IBC at any time prior to the Closing (A) in the event any of Widman, Kirshner or IBC have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before May 30, 2009 by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from either the Parent or the Company itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)
Widmann, Kirshner and IBC, acting together, may terminate this Agreement by giving written notice to the Parent and the Company at any time prior to the Closing (A) in the event the Parent or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before May 30, 2009, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from any of Widmann, Kirshner or IBC themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b)         Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

SECTION 8.04.             Replacement of Securities.  If any certificate or instrument evidencing any shares is mutilated, lost, stolen or destroyed, the issuer shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the issuer of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement shares.  If a replacement certificate or instrument evidencing any shares is requested due to a mutilation thereof, the issuer may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.05.              Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.06.             Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.07.             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.08.             Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.09.             Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and IBC Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.10.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of a jurisdiction of incorporation of a corporate party are mandatorily applicable to the Transactions.

SECTION 8.11.              Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
EQUICAP, INC.

By:	/Peter Wang/
Name: Peter Wang
Title: President

The Company:
USUNCO AUTOMOTIVE LIMITED

By:	/Peter Wang/
Name: Peter Wang
Title: President

IBC:	IBC AUTOMOTIVE PRODUCTS, INC.

	By:	/Phillip Widmann/
Name: Phillip Widmann
Title: President

/s/ Phillip Widmann

Sign Name Above

/s/ Ruth Kirschner

Sign Name Above

EXHIBIT A

Shareholders of Usunco Automotive Limited

As of the date of this Agreement, this Exhibit A shall only contain the name and address of each Stockholder and the number of shares of Company Stock held by each stockholder.  Prior to the Closing, this Exhibit A shall be amended in a manner that is satisfactory to all of the Parties so that the missing information is provided.

Name and Address of Stockholder	Tax ID Number of Stockholder (if Applicable)	Number of Shares of Parent Stock to be Delivered
Phillip Widmann 10510 Hillsboro Avenue, Santa Anna, CA 92705		508,062

Ruth Kirschner 27872 Calle Casal, Mission Viejo, CA 92692		47,932
TOTAL:		555,994